As filed with the Securities and Exchange Commission on December 27, 2000
                                                  Registration No. 333-52396
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                AMENDMENT NO. 1
                                       To
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                 InfoActiv, Inc.
                 (Name of Small Business Issuer in Its Charter)

        Delaware                        7371                     23-2882596
(State of Incorporation)    (Primary Standard Industrial      (I.R.S. Employer
                             Classification Code Number)     Identification No.)

                                   ----------

                                 208 Union Wharf
                           Boston, Massachusetts 02109
                                 (617) 557-4444
              (Address and Telephone Number of Principal Executive
                    Offices and Principal Place of Business)

                                   ----------

                                Samuel D. Cannavo
                             Chief Executive Officer
                                 InfoActiv, Inc.
                                 208 Union Wharf
                           Boston, Massachusetts 02109
                                 (617) 557-4444
            (Name, Address and Telephone Number of Agent For Service)

                                   Copies to:

                              Martin C. Licht, Esq.
                       Silverman, Collura & Chernis, P.C.
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                            Telephone (212) 779-8600
                            Facsimile (212) 779-8858

      Approximate Date of Commencement of Proposed sale to the Public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                        Proposed           Proposed
                                                        Maximum            Maximum
Title of Each Class of Securities    Amount to be       Offering Price     Aggregate              Amount of
to be Registered                     Registered         Per Share(1)       Offering Price (1)     Registration Fee
=====================================================================================================================
Common Stock                           11,604,500         $3.00              $34,813,500            $9,190.76(2)
=====================================================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act.


(2) A filing fee in the amount of $8,794.76 was paid upon the initial filing of this Registration Statement.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the sale is not permitted.


              Preliminary Prospectus Dated December 27, 2000
                              Subject to Completion

                                11,604,500 Shares


                                 InfoActiv, Inc.

                                  Common Stock

      This is a public offering of shares of common stock of InfoActiv, Inc. by selling stockholders. No public market currently exists for our shares. We intend to apply for listing of our common stock on the National Association of Securities Dealers, Inc. ("NASD") OTC Bulletin Board. Sales may be made by the selling stockholders at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. We will not receive any proceeds from the sale of the shares of common stock.

      Before buying the shares of common stock, carefully read this prospectus, especially risk factors beginning on page 5. The purchase of our securities involves a high degree of risk.

                                   ----------

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is ____________ __, 2000

                             ______________________

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY ....................................................    -1-

RISK FACTORS ..........................................................    -5-

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS ..................   -12-

USE OF PROCEEDS .......................................................   -13-

DIVIDEND POLICY .......................................................   -13-

CAPITALIZATION ........................................................   -14-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS ................................................   -15-

BUSINESS ..............................................................   -20-

MANAGEMENT ............................................................   -28-

PRINCIPAL STOCKHOLDERS ................................................   -32-

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION .........................   -34-

DESCRIPTION OF SECURITIES .............................................   -38-

SHARES ELIGIBLE FOR FUTURE SALE .......................................   -40-

LEGAL MATTERS .........................................................   -41-

EXPERTS ...............................................................   -41-

HOW TO GET MORE INFORMATION ...........................................   -41-

FINANCIAL STATEMENTS ..................................................    F-1

                                   ----------

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

      This summary highlights some information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the "Risk Factors" section, the financial statements and the notes to the financial statements. This summary does not contain all of the information that investors should consider before investing in our common stock.

Our business

      We provide advanced telecommunications products and services to enhanced service providers and communications platform vendors in the telecommunications industry. We intend to focus our efforts on the development and marketing of our MessageFinder(TM) service, a proprietary unified messaging service that allows subscribers to:

      o access personal messaging services such as voice, fax, e-mail messaging or home answering machines;

      o perform advanced messaging functions including conference calling, communicating with messaging services, returning calls and instant messaging;

      o access personal information services such as bank accounts, stock information and credit card balances;

      o maintain personal information such as address books, calendar and favorite Web and telephone sites on a secure MessageFinder(TM) storage site;

      o access public information sites such as news, stock quotes, sports and weather;

      o initiate telephone calls; and

      o receive notification of the arrival of new messages, stock prices, personal appointments and other information over a pager, e-mail or mobile phone.

      We commenced offering Internet-based unified messaging on a trial basis in February 2000. We currently have approximately 1,000 subscribers utilizing our services. We anticipate that we will complete the development of our MessageFinder(TM) service prior to the end of this year.

Our strategy

      Our objective is to establish ourselves as a leading provider of unified messaging services. We plan to accomplish our objective by increasing our subscriber base, developing strategic alliances and establishing recognition of the MessageFinder(TM) brand name. We plan to derive revenue from the sale of our services to end users as well as the licensing of our products and services to service providers.

Corporate background

      We were incorporated in Pennsylvania in February 1997 following the reorganization of our predecessor company, Infologue, Inc., which was organized in 1988, and became a Delaware corporation in December, 2000. Our headquarters are located at 208 Union Wharf, Boston, MA 02109. Our telephone number is (617) 557-4444. Information contained in our web sites is not intended to be part of this prospectus.

                                  The Offering


Securities Offered ...............  This  prospectus  relates to the offering of
                                    11,604,500  common  stock  which  are  being
                                    offered    for    sale   by   the    selling
                                    stockholders.     See     "Description    of
                                    Securities"  and "Selling  Stockholders  and
                                    Plan of Distribution."


Price Per Share ..................  Sales may be made at fixed  prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.


Common Stock Outstanding .........  27,283,477 shares.


Use of Proceeds ..................  We will not receive any of the proceeds from
                                    the   sale   of   shares   by  the   selling
                                    stockholders.

Risk Factors .....................  You should read the "Risk  Factors"  section as well as the other cautionary statements throughout the entire prospectus, so that you understand the risks associated with an investment in our securities.

                             Summary Financial Data

Statement of operations data:


                                                Nine Month Period
                                               Ended September 30,                   Year Ended December 31,
                                               2000             1999                1999                  1998
                                               ----             ----                ----                  ----
                                            (Unaudited)      (Unaudited)

Revenues                                      $426,169          $722,203         $1,212,294            $ 982,532
                                           -----------          --------          ---------            ---------
Cost of Sales                                  147,847           255,631            429,456              390,361
Selling, general and administrative            379,120           222,312            252,044              425,108
Research and development                     1,795,020           251,886            424,533              306,791
Depreciation and amortization                  134,020           105,102            157,119               22,620
                                           -----------          --------          ---------            ---------
Total operating expenses                     2,456,007           834,931          1,263,152            1,144,880
                                           -----------          --------          ---------            ---------
Operating loss                               2,029,838           112,728             50,858              162,348
Interest Expense                                30,236             5,615             12,716                   55
                                           -----------          --------          ---------            ---------
Net loss                                   $(2,060,074)         $118,343          $ (63,574)           $(162,403)
                                           ===========          ========          =========            =========
Net loss per common share                       $(0.60)           $(0.03)            $(0.02)              $(0.04)
                                                ======            ======             ======               ======
Weighted average number of common
shares outstanding                           4,576,300         4,147,010          4,147,010            4,147,010
                                             =========         =========          =========            =========

Balance sheet data:
                                     September 30, 2000    December 31, 1999
                                     ------------------    -----------------
Cash and cash equivalents                  $9,032                $27,551
Working capital (deficit)               $(876,850)             $(622,101)
Total assets                           $1,014,973                917,013
Total current liabilities              $1,037,376               $791,336
Total liabilities                      $1,037,376               $791,336
Stockholders' equity (deficit)           $(22,403)              $125,677

                                  RISK FACTORS

            The offering involves a high degree of risk. You should carefully consider the following factors and other information in the prospectus before deciding to invest in our shares of common stock.

            Our MessageFinder(TM) is a new product and we may face difficulties encountered by early stage companies in gaining acceptance for it in a new and rapidly evolving market.

            Our MessageFinder(TM) service, is not fully developed and has undergone only limited market testing to date. Although we commenced operations in 1997, our operating history is based on products which we do not intend to expand. Our ability to achieve profitability will depend upon our ability to:

            o   attract subscribers for our services;

            o   increase awareness of our brand;

            o   strengthen user loyalty;

            o   maintain current and develop new strategic relationships;

            o attract a large number of advertisers from a variety of industries;

            o   manage growth and respond effectively to competitive pressures;

            o   continue to develop and upgrade our technology; and

            o   attract, retain and motivate qualified personnel.

    We anticipate increased operating expenses and expect to incur losses in developing and marketing our MessageFinder(TM) service.

    We have incurred losses since our inception and we expect to continue incurring losses for at least the next 12 months. As of September 30, 2000 we had a working capital deficit of $(876,850). We do not expect to realize significant increases in our revenues from the sale of our current line of products and services. We expect that our operating expenses will increase substantially as we complete the development and final customer testing of our MessageFinder(TM) service and implement our business strategy. We may never be profitable. If profitability is achieved, we may not be able to sustain it.

    We require substantial funds and we need to raise additional capital to implement our plans to develop and manage our MessageFinder(TM) service.

    We anticipate that we have sufficient capital to satisfy our contemplated cash requirements for approximately three months. We will then require significant additional financing in order to market our MessageFinder(TM) service. If we do not obtain necessary financing, then we may have to curtail or cease operations. If any future financing involves the sale of our equity securities, the shares of our common stock held by our stockholders would be substantially diluted. If we incur indebtedness or issue debt securities, we will be subject to various risks, including the risk that interest rates may fluctuate and the possibility that we may not be able to pay principal or interest.

Other companies are offering free services supported by advertising, which may cause subscribers to become unwilling to pay for our services.

    Many services provided over the Internet are provided free of charge to attract traffic to the service provider's web site. These free services include free voice mail, free e-mail and free facsimile-to-e-mail services, which are being offered by other companies which will be in competition with our MessageFinder(TM) service. The providers of free services attempt to recover their expenses and make a profit by selling advertising based on the traffic generated by free services. We expect that as these free services become increasingly popular with users, they will require our MessageFinder(TM) service to provide clear incremental benefits over free services to justify paying for our services.

If we cannot establish and maintain market acceptance and an acceptable pricing structure for our MessageFinder(TM) service, we may not achieve profitability.

    Market acceptance of our MessageFinder(TM) service is uncertain. We intend to undertake a marketing campaign, to establish and promote the MessageFinder(TM) service, to commit the resources necessary to achieve market acceptance and to coordinate our sales, marketing and support activities with those of the service providers to whom we will be selling our MessageFinder(TM) service. We cannot assure you that we will have the necessary resources to implement our business and marketing strategy or that we will achieve our objectives.

    Fees for our MessageFinder(TM) service may be higher than those charged by our competitors. We may need to reduce proposed prices for our service to remain competitive. We cannot predict whether our pricing structure will prove to be viable, whether demand for our services will materialize at the prices we would like to charge or whether we will be able to sustain adequate future pricing levels as competitors introduce competing services.

If we do not establish the MessageFinder(TM) brand name and reputation, we may be unable to attract users.

    We believe that establishing and maintaining our brand name and reputation will be critical to achieving widespread use of our unified messaging service. Promoting and positioning our brand name will depend largely on the success of our marketing efforts and our ability to provide high quality services. In order to promote our brand, we will need to increase our marketing budget and our financial commitment to creating and maintaining brand loyalty among users. If we fail to promote and maintain our brand or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, our business would be harmed and our prospects for profitability substantially reduced.

Our business may suffer because of our dependence upon third parties.

    We rely on several technology partners to adapt various core technologies to accomplish the MessageFinder(TM) functions. In addition, we will be relying on Internet service providers and other resellers of messaging and communications services to purchase or license our service for use by their clients and consumers. We cannot assure you that our technology partners will continue to provide us with the core technologies and products necessary for the effective functioning of our MessageFinder(TM) service, or that the service providers and other resellers of our service will use or purchase our service

    We access the Internet and other data transmission media through dedicated or shared connections to third party service providers. In many cases, we pay fixed monthly fees for Internet and other access, regardless of our usage or the volume of our customers' traffic. We cannot assure you that the current pricing structure for access to these media will not change and that our business will be able to avoid increased operating costs and reduced profits.

Our business could suffer if we cannot obtain telephone numbers.

    Our future success will depend upon our ability to procure large quantities of telephone numbers in the United States and foreign countries. Our ability to procure large quantities of phone numbers will be particularly limited in area codes of large metropolitan areas, and we may at some point be unable to provide our customers with phone numbers in the most desirable area codes (e.g., 212 in Manhattan and 171 in London) in such areas, having to rely instead on new area codes created for these areas. Our ability to procure telephone numbers depends on applicable regulations, the practices of telecommunications carriers that provide telephone numbers and the level of demand for new telephone numbers. If we cannot readily obtain these numbers cost effectively, we may not be able to enter some foreign markets, our growth may be slowed in domestic markets, and our business would be harmed.

Our business could be harmed if we were unable to adequately protect our intellectual property and proprietary rights.

    We currently rely on a combination of patents, trade secrets, copyright and trademark law, together with non-disclosure agreements and technical measures, to establish and protect proprietary rights in our services. Existing intellectual property laws provide only limited protection. We may be required to enter into costly litigation to defend our intellectual property rights. We cannot assure you that our applications for patent protection will be granted or that our proprietary technology will remain a trade secret. In addition, we cannot assure you that the technologies used by our gateway server and MessageFinder(TM) service do not infringe the proprietary rights of others.

We may be found to have infringed the intellectual property rights of others which could expose us to substantial damages or restrict our operations.

    We could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our resellers and users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available at all or on acceptable terms. As a result, intellectual property claims against us could divert amounts of our financial resources and reduce profits.

If we do not complete the development of our MessageFinder(TM) service our business will suffer.

    We anticipate that we will complete the initial development of our MessageFinder(TM) service by the end of the year. If we do not complete the development of our MessageFinder(TM) service in a timely manner our plans to market our service will be impaired.

Our business may be adversely affected by the application of future communications industry regulations.

    We are not a telecommunications carrier and do not currently charge customers for using our MessageFinder(TM) service. We believe that we are not subject to direct regulation by any governmental agency, other than regulations applicable to businesses generally. Many of the Internet service providers and other service providers to whom we anticipate selling or licensing our MessageFinder(TM) service are subject to varying degrees of federal, state and local regulation, including regulation by the Federal Communications Commission. We anticipate that we will be subject to regulation by the FCC and other government agencies at such time as we commercialize our MessageFinder(TM) service and become a telecommunications carrier for hire. Future regulations applicable to our service provider customers could be adopted by the FCC or other regulatory bodies. If these regulations are adopted and adversely impact our partners, our business, financial condition and operating results may be materially adversely affected.

As competition in the unified messaging services market intensifies, our business may suffer.

    The unified messaging services market is highly competitive. Deployment of patented technologies constitutes one of the substantial barriers to market entry, but the cost of licensing these technologies is not prohibitive. We face intense competition in the unified messaging market from such companies as Lucent, Comverse, Jfax, MessageASAP and ESA. We expect that the intensity of competition will increase as additional competitors with greater financial resources and industry experience enter the unified messaging services market. We cannot assure you that we will be able to compete effectively or that we will be able to increase, or even maintain, market share. In addition, should a competitor reduce market prices for its services, we might be required to implement price reductions in order to remain competitive, which could severely reduce our profit margins.

Our business may be constrained because we support a limited number of operating system platforms.

    Our MessageFinder(TM) service is available only to those users whose computers are run by Windows 3.1, Windows 95, Windows 98, Windows 2000, Windows NT, Macintosh, and UNIX operating systems. Since there are other operating system platforms, we cannot provide our service to all potential customers. To the extent other operating systems proliferate in the future, our ability to attract new customers and keep existing customers could be significantly impaired.

If we cannot respond quickly to new technological advances in the unified messaging services market we may not be able to attract and retain customers.

    We believe that we must continue to enhance and improve the responsiveness, functionality and features of our MessageFinder(TM) service, web site and the underlying technology of our gateway server. The telecommunications and electronic messaging industries are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and services obsolete. Our success will depend on our ability to obtain leading telecommunications technologies. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, we may not be able to attract and retain customers.

As the Internet becomes more widely accepted as a medium for telecommunications, our business may not benefit from growth in the use of the Internet.

    The use of the Internet for e-mail communication is rapidly evolving and expanding. We depend upon the continued growth in the use of the Internet both for e-mail communications and advertising on our web site and elsewhere through our MessageFinder(TM) service. We cannot gauge the extent of long-term reliance on the Internet by customers as compared to more traditional telecommunications media such as voice mail and facsimile transmission.

Our MessageFinder(TM) service may be vulnerable to system failure or system defects.

    Our ability to provide uninterrupted service and high quality customer support will depend on the efficient and uninterrupted operation of our computer and communications systems and those of our partners. These computer hardware and operating systems are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Our business could be adversely affected if our systems were affected by any of these occurrences.

Our software may have defects and we may encounter development delays

    Software-based services and equipment, such as our MessageFinder(TM) service, may contain undetected errors or failures when introduced or when new versions are released. We cannot assure you that errors will not be found in our software or that we will not experience development delays, resulting in delays in market acceptance which could have a material adverse effect on our plan to market our service and reduce our prospects for profitability.

Internet security concerns could hinder the growth of e-mail communications and the demand for our service.

    Our MessageFinder(TM) service collects confidential user data. A significant barrier to electronic communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of personal and confidential information. A party who is able to circumvent our security measures could misappropriate personal information, such as credit card or bank account balances and access codes, or interrupt our operations. Any such compromise or breach of our security could have a material adverse effect on our market acceptance, brand name and reputation, revenues and profitability. Concerns over the security of the Internet, the transmission of personal and confidential information and other on-line transactions and the privacy of users may also inhibit the growth of the Internet and other on-line services.

We may be subject to future government regulation and legal liabilities that may be costly and may interfere with our ability to conduct business.

    There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. These laws and regulations could expose us to compliance costs and substantial liability. In addition, the growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws would also be likely to impose additional burdens on our business.


Management will control approximately 59.2% of InfoActiv and its interests may differ and conflict with yours.

    Our executive officers and directors beneficially own approximately 59.2% of the outstanding shares of our capital stock. As a result, they have the ability to effectively control the affairs and business of InfoActiv, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of InfoActiv, and make some transactions more difficult or impossible without the support of such stockholders.


There is no public market for our common stock and any public market that develops upon completion of this offering may be limited.

    There is currently no public market for our common stock and any public market that develops may be limited. We intend to apply for listing on the OTC Bulletin Board, but we cannot assure you that we will be approved for listing. We cannot assure you that any market for the shares will develop or, if it develops, that it will be sustained.

The market for our common stock, if any develops, may be volatile.

    We intend to apply for listing of our common stock on the OTC Bulletin Board. The OTC Bulletin Board experiences a high level of price and volume volatility. Market prices for many companies, particularly small and emerging growth companies have experienced wide price fluctuations not necessarily related to their operating performance as such:

    o The market price for our common stock may be affected by general stock market volatility;

    o   Purchasers may have trouble reselling their stock;

    o Broker/dealers may not be able to resell our stock as easily as stocks which are traded on larger exchanges;

    o Financial results and various factors affecting our industry in general may significantly affect the market price for our common stock.

    We cannot assure you that we can sustain an active trading market.

The Commission's penny stock rules may severely limit the liquidity of an investment in our common stock.

    Our shares of common stock may be subject to Rule 15g-9 under the Exchange Act. This rule imposes additional sales practice requirements on broker/dealers which sell such securities to persons other than established customers and accredited investors. Generally, these individuals have a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses. For transactions covered by this Rule, a broker/dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker/dealers to sell our common stock and may affect the ability of purchasers in the offering to sell their shares.

    We intend to apply for listing of our common stock on the OTC Bulletin Board. The Commission has adopted regulations which generally define a penny stock as any non-Nasdaq equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The market price for our common stock, if any market develops, may be less than $5.00 per share. The following rules apply to non-exempt penny stock:

    o For any transaction by broker/dealers involving a penny stock, the rules require delivery, prior to a transaction in a penny stock, of a risk-disclosure document relating to the penny stock market;

    o Disclosure is also required to be made about compensation payable to both the broker/dealer and the registered representative and current quotations for the securities;

    o   Finally,  monthly  statements are required to be sent disclosing  recent
        price   information  for  the  penny  stock  held  in  the  account  and information on the limited market in penny stocks.


    The penny stock restrictions will not apply to our common stock if it is listed on Nasdaq and certain price and volume information is provided on a current and continuing basis, or we meet certain minimum net tangible assets or average revenue criteria. We cannot assure you that our securities will qualify for exemption from these restrictions at any time in the foreseeable future. Even if our common stock were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of penny stock from associating with a broker/dealer or participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest. If our common stock were subject to the rules on penny stocks, the market liquidity for our securities could be severely limited.

      We must satisfy certain listing requirements in order to qualify for a listing on Nasdaq. These requirements include: (a) a minimum of $4,000,000 in total assets and $2,000,000 in stockholder's equity and (2) a minimum bid price of $4.00 for our common stock. We cannot assure you that we will qualify for a listing of our common stock on Nasdaq or that such a listing, if obtained, can be maintained.

Shares eligible for public sale after this offering could impair our stock price.

    The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

We do not anticipate paying dividends on our common stock.

    We have not paid dividends on our common stock to date and we do not anticipate declaring or paying any dividends in the foreseeable future; rather, we intend to retain our earnings, if any, for the operation and expansion of our business.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

    We will not receive any proceeds from this offering. All proceeds will go to the selling stockholders.

                                 DIVIDEND POLICY

    We have never paid cash dividends on our capital stock. We do not intend to declare or pay dividends on our common stock; rather, we intend to retain our earnings, if any, for the operation and expansion of our business. Dividends will be subject to the discretion of our board of directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions, and such other factors as our board of directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 2000:

    o   on an actual basis; and

    o   on a pro forma basis to reflect:

        o the issuance of 6,345,625 shares of our common stock during the fourth quarter of 2000 in a private financing transaction at a purchase price of $.16 per share resulting in gross proceeds of $1,015,300, including $700,000 of stock subscriptions receivable;

        o the issuance of 3,312,500 shares of common stock to Samuel D. Cannavo, our chairman and chief executive officer, in exchange for the cancellation of indebtedness in the amount of $541,500 in the fourth quarter of 2000; and


        o the issuance of 1,446,375 shares of common stock in the fourth quarter of 2000 for consulting services.


    You should read this table in conjunction with our financial statements, including the notes to our financial statements, which appear elsewhere in this prospectus.


                                                                      September 30, 2000
                                                                      ------------------
                                                                  Actual            Pro Forma
                                                                  ------            ---------
Preferred stock, $.001 par value, 3,000,000 shares
      authorized; no shares issued and outstanding              $      -           $        -

Common stock, $.001 par value, 50,000,000
      shares authorized; 16,178,977 shares                        16,179               27,283
      issued and outstanding; pro forma
      27,283,477 shares issued and outstanding

Additional paid-in capital                                        96,910            1,874,026

Accumulated deficit                                             (135,492)            (366,912)
Stock subscriptions receivable                                         -             (700,000)
                                                                --------           ----------
Total capitalization                                            $(22,403)          $  834,397
                                                                ========           ==========

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial information of InfoActiv appearing elsewhere in this prospectus.

Overview

      We provide advanced telecommunications products and services to enhanced service providers and communications platform vendors in the telecommunications industry. Our current products include IntellActiv, a consulting service for voice/fax and unified messaging service providers, and two software products for the Unisys VoiceSource Platform, NetProJ Internet Provisioning System, a non-proprietary service provisioning system, and ProActiv(TM) Design Reporter, a statistical reporting system. Both programs, collectively known as ProProducts, are distributed pursuant to a long-term contract with Unisys to enhanced telephony service provider clients of Unisys. We intend to focus our efforts on the development and marketing of our MessageFinder(TM) service.

Results of Operations

Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999

Revenues

    Our revenues for the nine months ended September 30, 2000 were $426,169 as compared to revenues for the nine months ended September 30, 1999 of $722,203, a decrease of 41%. Management believes that the decrease in revenues is primarily attributable to the redirection of our marketing and sales efforts toward our MessageFinder(TM) service and away from our other businesses.

Cost of Sales

    Cost of sales for the nine months ended September 30, 2000 were $147,847, 34.7% as a percentage of revenues as compared to $255,631, 35.4% as a percentage of revenues for the nine months ended September 30, 1999. Management believes that the decrease in cost of sales as a percentage of revenues is primarily attributable to a decrease in the sale of services and an increase in higher profit margin sales of software.

Selling, general and administrative expenses

      Selling, general and administrative expenses were $379,120, 88.9% as a percentage of revenues, for the nine months ended September 30, 2000 as compared to $222,312, 30.8% as a percentage of revenues for the nine months ended September 30, 1999. Management believes that the increase in selling, general and administrative expenses is primarily attributable to the redirection of our marketing and sales efforts toward our MessageFinder(TM) service and away from our other businesses.

Research and development expenses

    Research and developments for the nine months ended September 30, 2000 were $1,795,020 as compared to $251,886 for the nine months ended September 30, 1999, an increase of 612.6%. Management believes that the increase in research and development expenses is primarily attributable to increased research and development expenses for our MessageFinder(TM) service.

Depreciation and amortization

    Depreciation and amortization expenses for the nine months ended September 30, 2000 were $134,020 as compared to $105,102 for the nine months ended September 30, 1999, an increase of 27.5%. Management believes that the increase in depreciation and amortization expenses is primarily attributable to an increased investment in depreciable assets.

Interest expenses

    Interest expenses for the nine months ended September 30, 2000 were $30,236 as compared to interest expenses of $5,615 for the nine months ended September 30, 1999. Management attributes the increase in interest expenses to an increase in borrowings.

Year Ended December 31, 1999 Compared to Fiscal Year Ended December 31, 1998

Revenues

    Our revenues for the year ended December 31, 1999 were $1,212,294 as compared to revenues for the year ended December 31, 1998 of $982,532, an increase of 23.4%. Management believes that the increase was primarily attributable to revenues from a consulting contract with Sprint PCS.

Cost of sales

    Cost of sales for the year ended December 31, 1999 were $429,456, 35.4% as a percentage of revenues as compared to $390,361, 39.7% as a percentage of revenues. Management believes that the decrease in cost of sales as a percentage of revenues is primarily attributable to an increase in the sale of higher margin software products.

Research and development

    Research and development expenses for the year ended December 31, 1999 were $252,044 as compared to research and development expenses of $425,108 for the year ended December 31, 1998, a decrease of 40.7%. Management believes that the decrease in research and development expenses is primarily attributable to the decrease in research and development expenses attributable to our MessageFinder(TM) service.

Depreciation and amortization

    Depreciation and amortization expenses were $157,119 for the year ended December 31, 1999 as compared to $22,620 for the year ended December 31, 1998, an increase of 594.6%. Management believes that the increase in deprecation and amortization expenses is primarily attributable to a higher investment in depreciable assets.

Interest expenses

    Interest expenses for the year ended December 31, 1999 were $12,716 as compared to interest expenses of $55 for the year ended December 31, 1998. Management attributes the increase in interest expenses to an increase in borrowings.

Termination of S Corporation Status

      As a result of terminating our S corporation status as of June 30, 2000, we were required to record a one-time, non-cash tax benefit added to retained earnings in the amount of $2,161,031.

Liquidity and Capital Resources

    We have funded our requirements for working capital to support operations and the development of our MessageFinder(TM) service from net cash received from operations and from capital contributed by our principal executive officers and founders. As of September 30, 2000, we had a working capital deficit of $876,850.

    For the year ended December 31, 1999, cash provided by operating activities was $218,344 which was primarily attributable to an increase in accounts payable and accrued expenses of $61,006 a decrease in accounts receivable of $61,748, issuance of common stock for services rendered of $12,501 and depreciation and amortization of $157,119 offset by a net loss in the amount of $63,574 and other changes in assets and liabilities of $10,456.

    For the year ended December 31, 1998, cash provided by operating activities was $123,544 which was primarily attributable to an increase in accounts payable and accrued expenses of $312,402 and depreciation and amortization of $22,620 offset by a net loss in the amount of $162,403, an increase in accounts receivable of $38,863 and other changes in assets and liabilities of $10,212.

    For the year ended December 31, 1999, net cash used in investing activities was $316,853 which was attributable to the purchase of property and equipment of $4,863 and the capitalization of software of $311,990.

    For the year ended December 31, 1998, net cash used in investing activities was $308,719 which was attributable to the purchase of property and equipment of $35,049 and the capitalization of software of $273,670.

    For the year ended December 31, 1998, net cash provided by financing activities was $211,949 which was attributable to a net increase in advances from shareholders.

    For the year ended December 31, 1999, net cash provided by financing activities was $81,660 which was attributable to an increase in advances from shareholders.

    For the nine months ended September 30, 2000 net cash used by operating activities was $570,833 which was attributable to a net loss of $2,060,074 offset by depreciation and amortization of $134,020, the issuance of common stock for services of $1,326,994 and other changes in assets and liabilities of $28,227.

    For the nine months ended September 30, 1999, net cash provided by operating activities was $26,196 which was attributable to a net loss of $118,343 offset by depreciation and amortization of $105,102, increases in accounts payable of $59,867 and other increases of $16,999 and increased by decreases in accounts receivable and pre-paid expenses in the aggregate amount of $37,429.

    For the nine months ended September 30, 2000 net cash used in investing activities was $452,383 which was attributable to capitalization of software of $429,475 and purchases of property and equipment of $22,908.

    For the nine months ended September 30, 1999 net cash used in investing activities of $218,041 which was primarily attributable to capitalization of software.

    For the nine months ended September 30, 2000 net cash provided by financing activities was $1,004,697 which was primarily attributable to proceeds from loans of $300,000 proceeds from sale of stock of $335,000, a decrease in due from shareholders of $206,427 and increases in advances from shareholders of $163,270.

    For the nine months ended September 30, 1999 net cash provided by financing activities was $147,505 which was attributable to increase in advances from shareholders of $277,730 offset by an increase in due from shareholders of $130,225.

    In May, 2000 we issued a promissory note to Fusion Fund, Inc. in the principal amount of $250,000, bearing interest at the rate of 12% per annum. The Fusion Fund note is payable at the earlier of (i) six months from issuance, (ii) the closing of any public or private debt or equity in the gross amount of $1,000,000 or (iii) the closing of any transaction in which our securities are exchanged for securities of another entity. In July 3, 2000, Fusion Fund exercised its option under the note to convert the principal and accrued interest thereon into 1,562,500 shares of common stock at the rate of $.16 per share.


    In July, 2000 through December, 2000 we issued an aggregate of 10,001,875 shares of common stock to approximately 30 accredited investors in a private placement at a purchase price of $.16 per share, from which we realized $1,600,000 in gross proceeds. Of such proceeds $700,000 are payable to us pursuant to investor notes bearing interest at the rate of 10% per annum due 30 days to 180 days from the subscription date.

    Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures consistent with anticipated growth in operations, infrastructure and personnel.

    Our capital requirements depend on numerous factors, including, market acceptance of our products and services, the resources we devote to marketing and selling our services and our brand promotions, capital expenditures and other factors. We have experienced a substantial increase in our capital expenditures since our inception consistent with the growth in our operations and staffing; we anticipate that this may continue for the foreseeable future particularly related to the development and marketing of our MessageFinder(TM) service. We believe that our current cash will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for the next three months. After three months, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. We currently have no material commitments for any additional financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

                                    BUSINESS

Company Overview

    We are an Internet-based unified messaging and telecommunications services provider to individuals, businesses and Internet service providers. We provide advanced telecommunications products to providers of such enhanced services as voice mail, e-mail and fax mail and communications equipment vendors in the telecommunications industry. Our current products include IntellActiv, a consulting service, for voice/fax and unified messaging service providers, and two software products for the Unisys VoiceSource Platform, NetPro(TM) Internet Provisioning System, a non-proprietary service provisioning system, and ProActiv(TM) Design Reporter, a statistical reporting system. The software products are marketed under the ProProducts brand name and are distributed pursuant to a long-term contract with Unisys to enhanced telephony service provider clients of Unisys. We also provide outsource software development and software administration services to Unisys and its clients.

    We intend to focus our efforts on the development and marketing of our MessageFinder(TM) service, a proprietary unified messaging service that allows subscribers to perform advanced messaging functions, including accessing personal messaging and information services and public information sites.

Industry Overview

    Growth of Electronic Commerce, E-Mail and Internet-Related Services

    The Internet has experienced rapid growth and has developed into a significant medium for global communication and commerce, enabling millions of people to exchange information and transact business electronically. As the Internet has become more widely accepted and used by consumers and businesses, e-mail has become one of the most widely adopted Internet applications, ranging from a personal messaging tool to a strategic business tool. Growth in the use of e-mail, in turn, has prompted a corresponding expansion of service providers who offer messaging, information and content services. Such services include multiple devices and interfacesB which include voice, fax and e-mail messaging as well as information services involving web pages, news services, weather and traffic services, stock quotations and telephone and Internet banking services. A typical user today may have home voice mail, an answering machine, mobile phone, voice and e-mail provided by an employer, home e-mail accounts and bank balance and stock information accounts. All of these services are unlikely to be integrated and are usually offered by more than one company. Additionally, each service has its own discrete telephone number, user ID and password, requiring the user to retain multiple user codes and passwords and execute numerous entries for each transaction.

    Fax Messaging

    Although e-mail traffic is growing rapidly, we believe that faxing also continues to grow due to decreasing telephone rates and the migration of fax traffic to the Internet, a movement prompted by recent advances in technology which allow users to send and receive faxes from their computers via e-mail over the Internet. Internet faxing reduces labor costs associated with traditional faxing by allowing users to send and receive faxes from their computers, and reduces the cost of sending messages because of the use of the Internet rather than telephone lines as the transmission medium. For these reasons, we expect that worldwide fax transmissions will increase in the next few years, even as the use of traditional fax machines declines.

    Telephone Line Voice Mail

    In the late 1970's, the local telephone companies in the United States introduced home voice messaging or voice mail. The service uses automated "call-forwarding" features programmed on the telephone line to transfer incoming calls to a central voice mail system when the line is busy or a call is unanswered. Voice mail service is generally provided as an additional option by the provider of the telephone line or mobile phone and is a secondary function. Users often have several voice mailboxes: one for business on their business line, one for home on their home line and one attached to their mobile phone. To streamline the personal communications practices of users, voice mail services are changing as new technology is developed.

    Unified Messaging Service

    The unified messaging market consists of the three existing markets of voice, e-mail and fax. Unified messaging is a single "in-box" for voice, e-mail and fax messages that is accessible by both telephone and personal computer. Based upon information generally available such industry sources as Ovum Limited and Yankee Group, we estimate that voice mailboxes worldwide grew at a rate of 64% in 1998. There were an estimated 569 million e-mail accounts at the end of 1999, according to www.messagingonline.com. We anticipate that the size of the online Internet fax market will grow at a lower rate than voice mail. Accordingly, although each messaging market will grow independently, we believe that the unified messaging market will grow as a function of users= needs for unifying their messaging and the corresponding willingness of service providers to serve their needs.

Our MessageFinder(TM) Service

    MessageFinder(TM) is designed to be a comprehensive communications portal to serve the marketplace of consumers and businesses, whether purchased directly from us or indirectly through a wireless service provider or Internet service provider. MessageFinder(TM) provides simple and integrated access to multiple providers' multi-media messaging and content services and personal accounts in a single communication session. It allows users to retain current services from existing providers, but enables them to access these services without having to remember access codes, account numbers and passwords for each individual service. A single user-ID and password provide access to our service. Our MessageFinder(TM) service provides subscribers with the following abilities:

    Outgoing Services

    o to access personal voice, fax or e-mail messaging services or home answering machines from any service provider and communicate with any messaging service;

    o to initiate telephone and conference calls and return telephone calls;

    o to access personal information services such as bank accounts, stock information and credit card balances;

    o to maintain and retrieve personal information such as address books, calendar and favorite Web and telephone sites on a secured MessageFinder(TM) storage site; and

    o to access public information sites such as news, stock quotes, sports and weather;

    Incoming Services

    o to receive notification of arrival of personal messages from voice, fax or e-mail messages from any service provider;

    o to receive notification of stock prices, personal appointments and other information; and

    o to receive telephone and conference calls.

    Because MessageFinder.com(TM) is an Internet site, users may register online. The current capacity of the MessageFinder(TM) gateway server is approximately 10,000 users. Our goal is to complete testing of the initial product and to increase the capacity of our gateway server to over 150,000 users in the next 12 months. However, we cannot assure you that we will achieve this goal. We intend to enhance MessageFinder(TM) to enable subscribers to use the foregoing services any time from any device, including:

    o a wired telephone;

    o a wireless mobile telephone;

    o a pager

    o an Internet personal computer;

    o an Internet-enabled mobile phone;

    o a voice and data enabled personal digital assistant; and

    o an Internet-enabled television.

  Business Strategy

    Our objective is to establish InfoActiv as a leading provider of unified messaging services. The key elements of our business strategy are set forth below.

    Creating Brand Recognition

    We believe that creating brand recognition is critical to marketing our MessageFinder(TM) unified messaging service to service providers and end users. We have developed a marketing database which covers a majority of the mobile phone and fixed line service providers in the U.S. and Western Europe. We intend to advertise our MessageFinder(TM) service in popular industry magazines and newspapers such as Global Mobil and Wireless System Design. The full implementation of our marketing plans to create brand recognition and establish market share, however, will require additional financing. We cannot assure you that we will be able to obtain such additional financing.

    Establishing Service Provider Relationships

    We intend to develop relationships with service providers who will bundle our MessageFinder(TM) service with their own services and sell the package of services to their customers. We also plan to broaden the use of our service by offering to host the service provider's users on our servers. By offering access to voice mail, fax mail, e-mail, answering machines and other information services over the Internet, the Internet service providers who incorporate our MessageFinder(TM) service with their own can differentiate themselves from other Internet service providers who offer only Internet access or a limited range of other messaging services. Revenues from this type of arrangement would be derived from a subscription fee charged to a service provider for each of its users who use the MessageFinder(TM) service.

    Deriving Revenue

    We intend to provide our MessageFinder(TM) service directly to end users and to license our service to service providers, such as Internet service providers, wireless service providers and Internet/voice portal service providers, who can then package our MessageFinder(TM) service with other services offered to their customers and host the entire package at their own locations or pay us to host it on our gateway server. We also believe that we will be able to offer MessageFinder(TM) service free to consumer end users in appropriate situations by supporting the cost with advertising revenues.

    o Subscription fees. We will charge a base subscription fee to end users who subscribe to our service directly from us or indirectly through a service provider for whom we host our service on our gateway server. This fee could be pre-paid by credit card for a base number of units of usage and supplemented with charges for incremental usage beyond coverage of the base fee. We can also charge a subscription fee to the end users of service providers for whom we will host the service provider's users.

    o Software license fees. We intend to charge a one-time license fee to service providers who package our MessageFinder(TM) service with other services and host our service at their own locations or pay us an additional fee to host their package of services on our gateway server. This license fee would be graduated according to the number of end users of the service provider.

    o On-going maintenance fees. We intend to charge an on-going maintenance fee to service providers to whom we have licensed our MessageFinder(TM)

    o Fees from banner ads from the Internet browser. When a user navigates our web site for registering, service set-up and service access, a banner ad can be placed on each Web page the user accesses. We believe that the banner ad would be effective when the user accesses e-mail or voice mail service, as it is likely that the user would spend a considerable amount of time reviewing messages.

    o Fee from audio ads from the telephone. When a user waits for MessageFinder(TM) to connect him to external voice/fax mail or other automated services, an audio message can be played for the amount of time it takes MessageFinder(TM) to dial the mailbox telephone number, enter the account number and password.

MessageFinder(TM) User Interfaces

    o Service Set-Up Interface - A subscriber will sign up for the service over the Internet and create a service profile for each of the messaging or information services which the subscriber wishes to access. Users may also store a personal address book, contact list and calendar.

    o Telephone Access - A user will be able to call to retrieve messages or information content from any of the services previously set up in the user's personal communications profile, or to make calls to any telephone number either by searching the personal address book entered in the user's profile or entering the telephone number manually.

    o Internet Interface - A user will be able to access any type of communication service over an Internet browser and connect automatically to a telephone number previously entered into the subscriber's address book or manually initiate a telephone call from the Internet by manually entering the telephone number.

    o Wireless Web Interface - Our wireless interface permits a subscriber to access the subscriber's own pre-programmed communications services, address book or calendar through the Internet browser capabilities on an Internet-enabled mobile phone. This capability will provide the combination of Internet (data) and telephone (voice) interface to the subscriber.

Marketing

    The Company has three potential target markets for its MessageFinder(TM) service.

    Service Providers

    Initially we intend to market our MessageFinder(TM) service to enhanced service providers such as:

    o   wireless operators;

    o   local, regional and national Internet service providers;

    o   local, regional and national wireline telephone companies;

    o   application service providers; and

    o   portal service providers.

    We plan to supply our MessageFinder(TM) service to these service providers, who in turn will package and provide the unified messaging service to their customers. We believe that our gateway server will create opportunities for increased revenues by increasing use of wireless handsets (for both voice and data) to access messages and other information services regardless of the provider of the host mailbox services.

    Consumers

    We intend to market our MessageFinder(TM) unified messaging service directly to consumers through advertising, marketing and retail sales channels.

    Businesses

    We believe there is substantial potential for distribution in the enterprise solutions marketplace for medium to large businesses.

Competition

    We face competition from regional wireline telephone companies which supply voice messaging services and other companies which provide unified messaging services. In addition, we will compete with personalized portals which are used to store frequently visited web-site accounts, such as those recently announced by VerticalOne and EZLogin. Among the traditional telephone companies, we believe that the "baby bells" have the largest share of the North American voice messaging market. Companies such as Lucent, Comverse, Jfax, MessageASAP and ESA offer unified messaging. Most of these competing companies in the voice messaging and unified messaging services market are considerably larger and better financed than we are, have more experience with their products in the marketplace and extensive marketing capabilities. A significant disadvantage of existing unified messaging solutions, however, is that users have to get all their messaging services, such as voice mail, e-mail, fax and mobile phone, and other online services from service providers which require the bundling of individual services into a single platform. Our service is not a single store system. On the contrary, our service enables end users to keep their existing communication services, such as voice mail (including answering machines), fax mail, e-mail, bank-by-phone accounts or other online accounts from different service providers, as they are. This is beneficial to both the end user and the traditional telephony or Internet service provider. End users do not have to change their telephone numbers or e-mail addresses to a "single-box" number or address, and service providers do not have to invest in large infrastructure changes to accommodate IP and voice storage within the same box. Further, other personalized portals, such as those offered by VerticalOne and EZLogin, do not integrate Internet-based services and telephony services, nor do they allow simultaneous access to both, as does our MessageFinder(TM) service. This is because our gateway server has traditional telephony as well as voice over IP technology.

Technology

    The core technology of MessageFinder(TM) is our gateway server for which we have applied for patent protection. This server is designed to interact with other servers on the Internet and to integrate, through MessageFinder, the Internet, telephone and wireless networks so that users can retrieve messages from all media and communicate with any type of service from any device. Our gateway server technology integrates these networks and provides translations from telephone voice mail to Internet provider voice or data, and from Internet provider voice or data to telephone voice mail. The current implementation of the gateway server uses a combination of Microsoft NT, the UNIX operating system, traditional telephony and Internet telephony solutions. We are presently engaged in the development of advanced technology incorporating natural language understanding and artificial intelligence that will refine the accuracy of voice to text translation, fax to voice translation and generally improve the collection of messages from different types of voice, fax and e-mail servers for accurate notification and translation to the end user. We have also applied to the U.S. Patent and Trademark Office for patent protection of certain portions of this advanced technology.

Intellectual Property

    We regard our patents, copyrights, trademarks, trade names, trade secrets, and similar intellectual property as critical to our success, and we intend to rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, independent contractors, partners and others to protect our intellectual property rights.

    Patent applications for the protection of our technology for retrieving data, for unified notification and for retrieval of multiple, multimedia messages from a single point of access have been filed with the United States Patent and Trademark Office.

    We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our patents, copyrights, trademarks and similar proprietary rights. In addition, we cannot assure you that other parties will not assert claims of infringement of intellectual property or alter proprietary rights against us.

Government Regulation

    There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet, and there is substantial uncertainty as to the applicability to the Internet of other laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, did not contemplate the unique issues of the Internet.

    We provide our services  through data  transmissions  over public  telephone lines and other facilities provided by telecommunications companies. These transmissions are subject to regulation by the Federal Communications Commission, state public utility commissions and foreign governmental authorities. However, as an Internet messaging services provider, we are not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. Nevertheless, as Internet services and telecommunications services converge or the services we offer expand, there may be increased regulation of our business, including regulation by agencies having jurisdiction over telecommunications services. Additionally, existing telecommunications regulations affect our business through regulation of the prices we pay for transmission services, and through regulation of competition in the telecommunications industry.

    The FCC has ruled that calls to Internet service providers are jurisdictionally interstate and that Internet service providers should not pay access charges applicable to telecommunications carriers. Several telecommunications carriers are advocating that the FCC regulate the Internet in the same manner as other telecommunications services by imposing access fees on Internet service providers. The FCC is examining inter-carrier compensation for calls to Internet service providers, which could affect Internet service providers' costs and consequently substantially increase the costs of communicating via the Internet. This increase in costs could slow the growth of Internet use and thereby decrease the demand for our services.

Employees

    As of September 30, 2000, the Company had 19 full-time employees, 15 of whom were involved in MessageFinder(TM) activities and four of whom were involved in other business. We have no collective bargaining agreement with our employees. We believe that our relationship with our employees is satisfactory.

Insurance

    We have business policies covering each of our offices in Boston and West Chester, Pennsylvania for the loss of personal injury and advertising injury in the amount of $1,000,000 per occurrence with a general aggregate limitation of $2,000,000.

Property

    Our corporate headquarters consist of approximately 2,079 square feet located at Union Wharf Condominium, Unit 208, Boston, Massachusetts. We pay monthly rental of $5,024 plus utilities and real estate taxes. Our lease is for a term of five years, expiring on September 30, 2002.

    In addition to our corporate headquarters, we have operations, research and development offices consisting of approximately 3,660 square feet located at 999 West Chester Pike, Suite 202, West Chester, Pennsylvania. We pay a monthly rent of $4,000 pursuant to a written agreement for a month-to-month tenancy. The lease payments include real estate taxes and utilities. Our lease may be terminated by us or our landlord upon 90 days' written notice.

                                   MANAGEMENT

    The directors, officers and key employees of the Company are as follows:


Name                           Age                       Title
----                           ---                       -----
Samuel D. Cannavo              54     Chairman and Chief Executive Officer, Director
Kasim E. Mun                   40     President and Chief Operating Officer, Director
Martin J. Le Brun              39     Executive Vice President and Chief Technology Officer,
                                        Secretary, Director
Kasturi Mudambi                52     Vice President of Product Development
Robert C. Bankay               56     Vice President of Product Management

    Samuel D. Cannavo. Mr. Cannavo has been our Chairman and Chief Executive Officer since May 1997. From 1995 to 1997 he was employed at NYNEX (Verizon) where he was Managing Director in charge of consumer voice mail marketing. Mr. Cannavo holds a B.B.A. degree from the University of Massachusetts and an M.B.A. degree from Pace University. He also holds patents in various areas of telecommunications.

    Kasim Mun. Mr. Mun became our President and Chief Operating Officer in February 1997 following the reorganization of our predecessor, Infologue, Inc. Previously he had been President of Infologue, which he founded in 1988. Mr. Mun holds a Bachelor of Electrical Engineering degree from Bombay University, Bombay, India.

    Martin J. Le Brun. Mr. Le Brun joined us in February 1997 when he was appointed our Executive Vice President and Chief Technology Officer. From 1988 to 1997 Mr. Le Brun was Vice President of Engineering at Infologue, Inc., of which he was also a co-founder. Mr. Le Brun holds a Bachelor of Science Honours degree in mathematics with computer science from the University of Sussex, Sussex, United Kingdom.

    Kasturi Mudambi. Mr. Mudambi has been our Vice President of Product Development since February 1997. From 1990 to 1997 Mr. Mudambi was Director of Custom Services and Operations at Infologue, Inc., where he developed various custom products and provisioning and telephony applications. Mr. Mudambi holds a Bachelor of Science degree in mathematics from the University of Mysore, Mysore, India and a Bachelor of Science degree in business administration from Widener University.

    Robert C. Bankay. Mr. Bankay became our Vice President of Product Management in June 1999. From 1970 to 1998 Mr. Bankay was employed by Unisys at its California laboratories, where he was the principal architect for the worldwide voice messaging platform for customers of Unisys. Mr.

Bankay holds a Higher National Diploma in physics from the Middlesex Polytechnic Institute, United Kingdom. Mr. Bankay is a licentiate of the Royal Institute of Physics in the United Kingdom.

Board Composition

    Our board of directors currently consists of three directors. At each annual meeting of our stockholders, all of our directors are elected to serve until the earlier to occur of the election and qualification of their respective successors at the next annual meeting or until their respective deaths, resignations or removals by our stockholders from such positions. In addition, our By-laws provide that the number of directors may be changed by the board of directors at any regular or special meeting.

Directors' Compensation

    Directors of the Company do not currently receive any fixed compensation for their services as directors.

Executive Compensation

    The following table provides a summary of cash compensation for the years ended December 31, 1999 with respect to the following officers of the Company:

Summary Compensation Table

Name                     Year                  Salary (1)
----                     ----                  ----------
Samuel D. Cannavo        1999                         -
Kasim Mun                1999                         -
Martin J. Le Brun        1999                         -
Kasturi Mudambi          1999                         -
Robert C. Bankay         1999                  $ 22,250

(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of such individual's salary and bonus.

Consulting Agreements


    We have entered into various consulting agreements which provide for the issuance of an aggregate of 1,446,375 shares of common stock.

Stock Option Plan

    Under our 2000 Stock Option Plan we have reserved 500,000 shares of our common stock for issuance. Our board of directors will administer the plan and has the power to determine the terms of any options granted under the plan, including the exercise price, the number of shares subject to the option, and conditions of exercise. Options granted under the plan are generally not transferable, and each option will generally be subject to a vesting schedule, but shall in no event be exercisable beyond 10 years from the date of the grant. The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. Our board of directors approves the terms of each option. These terms are reflected in a written stock option agreement.

    The board of directors has the right to grant options pursuant to the plan whereby the holder, under the conditions of exercise, may, in lieu of payment of the exercise price in cash, surrender the option and receive a net amount of shares. Such number of shares will be based upon the fair market value of the Company's common stock at the time of the exercise of the option, after deducting the aggregate exercise price. We have not granted any options under our plan as of the date of this prospectus.

Section 203 of the Delaware General Corporation Law

    Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. This provision of law could discourage, prevent or delay a change in management or stockholder control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares, or a premium for their shares in a hostile takeover situation.

Indemnification of Officers and Directors

    Our Certificate of Incorporation provides that we shall indemnify to the fullest extent permitted by Delaware law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. Such indemnification (other than as ordered by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and our stockholders for monetary damages for breach of fiduciary duty as directors.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of December 15, 2000, the number and percentage of outstanding shares of stock beneficially owned by:

    o each person who we know beneficially owns more than 5% of the outstanding shares of our common stock;

    o   each of our officers and directors; and

    o all of our officers and directors as a group. Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner is c/o InfoActiv, Inc., 208 Union Wharf, Boston, MA 02109.

                                                                        Approximate Percentage of
                                        Shares Beneficially Owned       Shares Beneficially Owned
                                        -------------------------       -------------------------

Name
----
Samuel D. Cannavo                               7,422,125                        27.2%
Kasim Mun                                       2,591,090                         9.5%
Martin Le Brun                                  2,875,117                        10.5%
Kasturi Mudambi                                 1,701,438                         6.2%
Robert C. Bankay                                  615,239                         2.3%
Michael Kesselbrenner (1)                       1,875,000                         6.8%
Fusion Fund, Inc. (2)                           1,562,500                         5.7%
All  present   officers   and
directors   as  a  group   (5
persons)                                       16,152,270                        59.2%


        (1) The  address  of  Michael   Kesselbrenner  is  10  Devonshire  Road,
            Livingston, New Jersey 07039.

        (2) The address of the Fusion Fund, Inc. is One World Trade Center, New York, New York 10048.

                              CERTAIN TRANSACTIONS

    As of September 30, 2000, Samuel D. Cannavo, our chairman, chief executive officer and principal stockholder was owed advances in the aggregate amount of $541,500. In November 2000, Mr. Cannavo converted such amount into 3,312,500 shares of our common stock.

    As of December 31, 2000, we were owed an aggregate of $206,427 from shareholders. In June 2000 such amount was charged to operations as additional compensation for services. Of such amounts, $56,008 was owed by Kasim Mun, our president, director and principal shareholder and $86,886 by Katsuri Mudambi, our vice president of product development and a principal shareholder.

    In June 2000, we issued an aggregate of 8,105,568 shares of common stock to the following individuals in the amounts set forth below, as additional compensation.

                 Individual                          Number of Shares
                 ----------                          ----------------

                 Samuel D. Cannavo                      2,668,343
                 Kasim Mun                              1,738,132
                 Martin Le Brun                         2,093,618
                 Robert C. Bankay                         429,883
                 Katsuri Mudambi                        1,175,592

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION


    The registration statement, of which this prospectus forms a part, relates to our registration, for the account of the selling stockholders, of an aggregate of 10,001,875 shares of our common stock issued pursuant to a private offering of our securities to approximately 30 accredited investors from July, 2000 through December, 2000 together with 1,602,625 additional shares of common stock issued for services.

    The sale of the selling stockholders shares may be effected by the selling stockholders from time to time in transactions, which may include block transactions by or for the account of the selling stockholders on Nasdaq, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling stockholders= shares, a combination of these methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at a market prices prevailing at the time of sale, or at negotiated prices.

    The selling stockholders may effect the transactions by selling their shares directly to purchasers, through broker/dealers acting as agents for the selling stockholders, or to broker/dealers who may purchase shares as principals and thereafter sell the selling stockholders shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. These broker/dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser for whom which broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.


    The selling stockholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

    Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

    At the time a particular offer of the shares is made by or on behalf of a selling stockholder, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholder and any discounts commissions, or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

    Under the Exchange Act and its regulations, any person engaged in the distribution of shares of common stock, or securities convertible into common stock, offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock during the applicable "cooling off" period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation Regulation M promulgated under the Exchange Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders

    The following table sets forth information known to us regarding ownership of our common stock by the selling stockholders as of December 15, 2000. Neither the selling stockholders nor any of their affiliates has had any position with, held any office of, or had any other material relationship with us during the past three years. We believe, based on information supplied by the selling stockholders, that the selling stockholders have sole voting and investment power with respect to all shares of common stock which it beneficially owns.


                                                   Common Stock           Shares Owned
  Name of Selling         Shares Beneficially       Offered by          After Offering
   Stockholder                  Owned            Beneficial Owner     Number       Percent
   -----------                  -----            ----------------     ------       -------

Fusion Fund, Inc.             1,562,500             1,562,500            -             -

Benitz & Partners, Ltd.         781,250               781,250            -             -

C.L. Capital                    781,250               781,250            -             -

Gerald F. Holland               312,500               312,500            -             -

Arab Commerce Bank              468,750               468,750            -             -

Lufeng Investments Ltd.         171,250               171,250            -             -

Steven Bushansky                 31,250                31,250            -             -

Leonard Dahlgren                156,250               156,250            -             -

Randy Rea                        62,500                62,500            -             -

Michael Kesselbrenner         1,875,000             1,875,000            -             -

Paterson Equities               625,000               625,000            -             -

Beechwood Partners, Ltd.        625,000               625,000            -             -

Five Star Fund, LLC             312,500               312,500            -             -

Brock Chidester                  31,250                31,250            -             -

Scott Chidester                  31,250                31,250            -             -

Kate Edwards                     31,250                31,250            -             -

                                                           Common Stock           Shares Owned
  Name of Selling                 Shares Beneficially       Offered by          After Offering
   Stockholder                          Owned            Beneficial Owner     Number       Percent
   -----------                          -----            ----------------     ------       -------


GAR Inc.                                134,375              134,375            -             -

Dr. Michael & Elizabeth Person          468,750              468,750            -             -

Dental Services, P.A.                   468,750              468,750            -             -

Silverman, Collura &
  Chernis, P.C.                         156,250              156,250            -             -

Tina Bennett                             62,500               62,500            -             -

Robert A. & Elizabeth A. Walsh           31,250               31,250            -             -

John J. Walsh                            31,250               31,250            -             -

William M. Walsh                         62,500               62,500            -             -

Jeffrey S. Currier                       62,500               62,500            -             -

John B. Smith, Jr.                      500,000              500,000            -             -

Comp Acquisition Corp.                   93,750               93,750            -             -

William McDonald                         31,250               31,250            -             -

Dan Fitzgerald                           62,500               62,500            -             -

Michael Rubin                            31,250               31,250            -             -

Norman Carey                             80,000               80,000            -             -

Sheldon Janowitz                         15,625               15,625            -             -

Jean-ne Carmichael                       78,125               78,125            -             -

Lewis Don Moore                          46,875               46,875            -             -

Phil Priolo                              31,250               31,250            -             -

E. C. Lewis                              22,000               22,000            -             -

Christopher Price                        35,000               35,000            -             -

C. Max Rockwell                          60,000               60,000            -             -


                                                           Common Stock           Shares Owned
  Name of Selling                 Shares Beneficially       Offered by          After Offering
   Stockholder                          Owned            Beneficial Owner     Number       Percent
   -----------                          -----            ----------------     ------       -------


Mark Angelo                             170,000              170,000            -             -

Hunter Singer                           170,000              170,000            -             -

Joseph Donahue                          170,000              170,000            -             -

Robert Farrell                          170,000              170,000            -             -


Persia Consultants, Inc.                500,000              500,000            -             -



                            DESCRIPTION OF SECURITIES

    The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and bylaws, copies of which have been filed with our registration statement of which this prospectus forms a part. Our capital stock is also governed by the provisions of applicable Delaware law.

General


    The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.001 par value per share, and 3,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this prospectus, we have 27,283,477 shares of common stock issued and outstanding and approximately 40 stockholders.


Common Stock

    Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any series of preferred stock, which may from time to time be outstanding, holders of common stock are entitled to receive ratably, dividends when, as and if declared by the board of directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the Preferred Stock, if any. Except as described in this prospectus, holders of common stock have no preemptive rights, and have no rights to convert their common stock into any other securities, and no other subscription rights. The outstanding shares of common stock have been duly authorized and validly issued and are fully paid and nonassessable.

    The rights, preferences and privileges of the holders of common stock may be adversely affected by the rights of the holders of any series of preferred stock that the Company may designate in the future.

Preferred Stock

    The board of directors is authorized, without stockholder approval, from time to time to issue up to an aggregate of 3,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Private Financing

    From July 2000 through December 2000 we issued an aggregate of 10,001,875 shares of common stock to approximately 30 accredited investors in a private placement at a purchase price of $.16 per share. This offering and sale of our common stock was exempt from registration as a private offering pursuant to
Section 4(2) and Regulation D of the Securities Act. Of such proceeds $700,000 are payable to us pursuant to investor notes bearing interest at the rate of 10% per annum due 30 days to 180 days from the subscription date. The selling stockholders are offering the shares of common stock offered in the private financing in this offering.

Delaware Law and Certificate of Incorporation and By-Law Provisions

    We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents us from engaging, under some circumstances, in a business combination, which includes a merger or sale of more than 10% of our assets, with any interested stockholder, defined as a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an interested stockholder unless:

    (1) the   transaction  in  which  the   stockholder   became  an  interested
        stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

    (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers and shares owned by employee stock plans; or

    (3) the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Some of the provision of our certificate of incorporation and bylaws could discourage, delay or prevent an acquisition of InfoActiv at a premium price. Our bylaws provide that any vacancy on the board of directors may be filled by a majority of the directors then in office. Our bylaws provide that special meetings of stockholders may be called only by a majority of the directors of our board or the president or by at least 25% of the holders of shares of common stock.

    In addition, the certificate of incorporation also authorizes the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of InfoActiv.

Transfer Agent

    We intend to appoint Continental Stock Transfer & Trust Company as the transfer agent and registrar for our shares of common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities.


    After the offering, the 11,604,500 shares sold in this offering will be immediately tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of ours, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act.


    We issued the remaining 15,678,977 shares of common stock in private transactions in reliance upon one or more exemptions contained in the Securities Act. These shares will be deemed "restricted securities" as defined in Rule 144. Of these restricted securities, 4,043,671 have been held for more than two years and may be sold by any holder thereof 90 days after such stockholder ceases to be an "affiliate" of InfoActiv in accordance with the requirements of Rule 144. In addition, 185,356 shares have been held for more than one year as of the date of this prospectus and these shares, together with all of the foregoing shares held for more than two years by stockholders who are affiliates or have been our affiliates within the preceding 90 days, are eligible for public sale as of the date of this prospectus in accordance with the volume limitations and other requirements of Rule 144.

    In general, under Rule 144, a stockholder, or stockholder whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period equal to the greater of:

    o   1% of the then outstanding shares of common stock; or

    o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

    In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.

                                  LEGAL MATTERS

    The validity of the common stock being offered in this prospectus will be passed upon for us by Silverman, Collura & Chernis, P.C., New York, New York. Silverman, Collura & Chernis, P.C. owns 156,250 shares of our common stock.


                                     EXPERTS

    The financial statements of InfoActiv as of December 31, 1999 and 1998 appearing in this prospectus and registration statement have been audited by Feldman Sherb & Co., P.C., independent auditors, as set forth in their report thereon appearing in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           HOW TO GET MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

    Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

    We intend to apply for the listing of our common stock on the NASD OTC Bulletin Board. After this offering is effective, you may obtain certain information about us on Nasdaq"s Internet site (http://www.Nasdaq-Amex.com).

                                INFOACTIV, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                            Page
                                                            ----

Independent Auditors' Report ..........................     F-1

Balance Sheets ........................................     F-2

Statements of Operations ..............................     F-3

Statements of Stockholders' Equity ....................     F-4

Statements of Cash Flows ..............................     F-5

Notes to Financial Statements .........................  F-6-10

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and
Board of Directors of
Infoactiv, Inc.
Boston, Massachusetts

    We have audited the accompanying balance sheet of Infoactiv, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows, for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infoactiv, Inc. as of December 31, 1999, and the results of their operations and their cash flows, for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

                                        /s/Feldman Sherb & Co., P.C.
                                        Feldman Sherb & Co., P.C.
                                        Certified Public Accountants

New York, New York
June 6, 2000

                                INFOACTIV, INC.,
                                ----------------

                                 BALANCE SHEETS
                                 --------------

                                     ASSETS
                                     ------

                                              September 30,       December 31,
                                                  2000                1999
                                              -------------       ------------
                                               (Unaudited)

CURRENT ASSETS:
   Cash                                        $    9,032            $ 27,551
   Accounts receivable                            115,535             122,608
   Prepaid expenses                                35,959              19,076
                                               ----------            --------
      TOTAL CURRENT ASSETS                        160,526             169,235

DUE FROM SHAREHOLDERS                                   -             206,427

PROPERTY AND EQUIPMENT, net                        51,309              64,181

SOFTWARE, less accumulated amortization
   of $217,677 and $119,438                       797,457             466,222

DEPOSITS AND OTHER ASSETS                           5,681              10,948
                                               ----------            --------
                                               $1,014,973            $917,013
                                               ==========            ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------

CURRENT LIABILITIES:
   Accounts payable and accrued expenses       $  445,876             418,770
   Note payable                                    50,000                   -
   Due to shareholders                            541,500             372,566
                                               ----------            --------
      TOTAL CURRENT LIABILITIES                 1,037,376             791,336
                                               ----------            --------
STOCKHOLDERS EQUITY (DEFICIT):
   Common Stock, $0.001 par value;
      50,000,000 shares authorized;
      16,178,977 and 4,229,027 shares
      issued and outstanding                       16,179               4,229
   Additional paid-in capital                      96,910             357,897
   Accumulated deficit                           (135,492)           (236,449)
                                               ----------            --------
      TOTAL STOCKHOLDERS' EQUITY (DEFICIT)        (22,403)            125,677
                                               ----------            --------
                                               $1,014,973            $917,013
                                               ==========            ========

                       See notes to financial statements.

                                INFOACTIV, INC.
                                ---------------

                            STATEMENT OF OPERATIONS
                            -----------------------

                                              Nine Months Ended
                                                September 30,               Years Ended December 31,
                                         -------------------------       ------------------------------
                                            2000           1999             1999                 1998
                                        -----------     ---------        ----------          ----------
                                         (Unaudited)    (Unaudited)

REVENUES                                $   426,169     $ 722,203        $1,212,294          $  982,532
                                        -----------     ---------        ----------          ----------
COSTS AND EXPENSES:
   Cost of sales                            147,847       255,631           429,456             390,361
   Selling, general and administrative      379,120       222,312           252,044             425,108
   Research and development               1,795,020       251,886           424,533             306,791
   Depreciation and amortization            134,020       105,102           157,119              22,620
                                        -----------     ---------        ----------          ----------
      TOTAL OPERATING EXPENSES            2,456,007       834,931         1,263,152           1,144,880
                                        -----------     ---------        ----------          ----------
OPERATING LOSS                            2,029,838       112,728            50,858             162,348

INTEREST EXPENSE                             30,236         5,615            12,716                  55
                                        -----------     ---------        ----------          ----------
NET LOSS                                $(2,060,074)   $ (118,343)       $  (63,574)         $ (162,403)
                                        ===========    ==========        ==========          ==========
NET LOSS PER COMMON SHARE,
   Basic and diluted                    $     (0.45)   $    (0.03)       $    (0.02)         $    (0.04)
                                        ===========    ==========        ==========          ==========
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING              4,576,300     4,147,010         4,147,010           4,147,010
                                        ===========    ==========        ==========          ==========

                       See notes to financial statements.

                                 INFOACTIV, INC.
                                 ---------------

                       STATEMENTS OF STOCKHOLDERS EQUITY
                       ---------------------------------


                                         Common Stock $.001 Par Value
                                         ----------------------------       Additional                        Total
                                            Number of                         Paid-in     Accumulated     Stockholders'
                                             Shares           Amount          Capital       Deficit           Equity
                                         --------------    ----------       -----------   -----------     -------------

BALANCE - January 1, 1998 (adjusted
   for 2.26 for 1 forward stock-split)     4,043,671          4,044          345,581         (10,472)        $ 339,153

Net loss                                           -              -                -        (162,403)         (162,403)
                                          ----------        -------      -----------      ----------         ---------
BALANCE - December 31, 1998                4,043,671          4,044          345,581        (172,875)          176,750

   Issuance of common stock for
      services                               185,356            185           12,316                -            12,501
   Net loss                                        -              -                -          (63,574)          (63,574)
                                          ----------        -------      -----------      ----------         ---------
BALANCE -  December 31, 1999               4,229,027          4,229          357,897         (236,449)          125,677

Issuance of common stock for:
   Cash                                    2,093,750          2,094          332,906                -           335,000
   Conversion of note payable              1,562,500          1,562          248,438                -           250,000
   Services - at fair value of $.16
      per share                            8,293,700          8,294        1,318,700                -         1,326,994
Net loss                                           -              -                -       (2,060,074)       (2,060,074)
Adjustment for "S Corp" termination                -              -       (2,161,031)       2,161,031                 -
                                          ----------        -------      -----------      ----------         ---------
BALANCE - September 30, 2000 (unaudited)  16,178,977       $ 16,179      $    96,910      $  (135,492)       $  (22,403)
                                          ==========       ========      ===========      ===========        ==========


                       See notes to financial statements

                                 INFOACTIV, INC.
                                 ---------------

                            STATEMENT OF CASH FLOWS
                            -----------------------

                                                    Nine Months Ended September 30,             Years Ended December 31,
                                                  ----------------------------------        ------------------------------
                                                     2000                    1999            1999                     1998
                                                     ----                    ----            ----                     ----
                                                 (Unaudited)              (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                      $(2,060,074)               $(118,343)     $ (63,574)             $ (162,403)
   Adjustments to reconcile net loss to net
      cash provided by (used in) operations:
        Depreciation and amortization                134,020                  105,102        157,119                  22,620
        Issuance of common stock for services      1,326,994                   12,501         12,501                       -

   Changes in assets and liabilities:
      Decrease (increase) in accounts receivable       7,073                  (31,551)        61,748                 (38,863)
      Increase in prepaid expenses                   (16,883)                  (5,878)        (9,756)                 (9,320)
      Decrease (increase) in deposits and other
        assets                                         5,268                    4,498           (700)                   (892)
      Increase in accounts payable and accrued
        expenses                                      32,769                   59,867         61,006                 312,402
                                                   ---------                ---------       --------               ---------
NET CASH PROVIDED BY (USED IN) OPERATING
   ACTIVITIES                                       (570,833)                  26,196        218,344                 123,544
                                                   ---------                ---------       --------               ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment               (22,908)                    (951)        (4,863)                (35,049)
   Capitalization of software                       (429,475)                (217,090)      (311,990)               (273,670)
                                                   ---------                ---------       --------               ---------
NET CASH USED IN INVESTING ACTIVITIES               (452,383)                (218,041)      (316,853)               (308,719)
                                                   ---------                ---------       --------               ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from loans                               300,000                        -              -                       -
   Proceeds from sale of stock                       335,000                        -              -                       -
   Decrease (increase) in due from shareholders      206,427                 (130,225)        80,212                (286,639)
   Increase in advances from shareholders            163,270                  277,730          1,448                 498,588
                                                   ---------                ---------       --------               ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES          1,004,697                  147,505         81,660                 211,949
                                                   ---------                ---------       --------               ---------

NET INCREASE (DECREASE) IN CASH                      (18,519)                 (44,340)       (16,849)                 26,774

CASH - beginning of period                            27,551                   44,400         44,400                  17,626
                                                   ---------                ---------       --------               ---------
CASH - end of period                              $    9,032                $      60       $ 27,551               $  44,400
                                                  ==========                =========       ========               =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
      Interest                                    $   30,236                $   5,615       $ 12,716               $      55
                                                  ==========                =========       ========               =========
SUPPLEMENTAL NONCASH INVESTING AND FINANCING
   ACTIVITIES:
      Issuance of 1,562,500 common shares on
        conversion of note payable                $  250,000                $       -       $      -               $       -
                                                  ==========                =========       ========               =========

                       See notes to financial statements.

                                 INFOACTIV, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

1.    BUSINESS

      Infoactiv, Inc. (the "Company") was incorporated in Pennsylvania on February 1, 1997. The Company provides advanced telecommunications products to providers of such enhanced services as voice mail, e-mail and fax mail and communications equipment to vendors in the telecommunications industry. The Company intends to focus its efforts on the development and marketing of its MessageFinder.com(TM) service, a proprietary unified messaging service that allows subscribers to perform advanced messaging functions, including accessing personal messaging and information services and public information sites.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      b. Revenue Recognition - Product revenues from the sale of software licenses are recognized when evidence of a license agreement exists, the fees are fixed and determinable, collectibility is probable and vendor specific objective evidence exists to allocate the total fee to elements of the arrangements. The Company's standard software license agreement does not (i) entitle the buyer to any right of return or exchange, or (ii) grant the customer any right to product upgrades or enhancements.

            The  Company   provides   customer  support  and  maintenance  on  a
            contractual fee basis to purchasers of its products and such revenues are deferred and recognized over the period of service.

            Service revenues from consulting and systems integration are recognized upon performance of the services where the customer contract is of a time and material nature and there are no significant remaining obligations, and upon acceptance of the completed project where the contract is of a short duration for a fixed price.

      c Research and Development Software - Development costs are expensed as incurred. Certain software development costs subsequent to the
            establishment   of    technological
            feasibility are generally capitalized. The Company has capitalized internally developed software costs of $311,990 and $273,670 for the years ended December 31, 1999 and 1998, respectively. The software is being amortized over three years. Amortization of software was $119,438 and $0 in 1999 and 1998, respectively.

      d. Property and Equipment - Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over three years, the estimated useful life of the assets.

      e. Fair Value of Financial Instruments - The Company considers its financial instruments, which are carried at cost, to approximate their fair value, due to their near-term maturities.

      f. Impairment of Long-Lived Assets - The Company reviews long-lived assets and certain identifiable assets on a quarterly basis for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 1999, the Company did not believe that any impairment had occurred.

      g. Stock Based Compensation - The Company accounts for stock-based compensation using the intrinsic value method whereby compensation cost for stock options is measured by the excess, if any, of the quoted market price of the Company's stock at grant date over the strike price. The Company has adopted the proforma disclosure requirements of SFAS 123.

      h. Income Taxes - The Company was a Subchapter S corporation, under the Internal Revenue Code, whereby income or loss is reported for tax purposes by each stockholder based on their proportional ownership of common stock. Accordingly, the financial statements reflect no provision for income taxes (recoveries). "S Corporation" status was terminated as of June 30, 2000 at which date the Company's accumulated deficit was eliminated by offset against additional paid-in capital.

      i Earnings Per Share - Net loss per common share is based on the weighted average number of shares outstanding. Potential common shares includable in the computation of fully diluted per share results are not presented in the financial statements as their effect would be anti-dilutive.

      j. New Accounting Pronouncements - The Company will adopt Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), AAccounting for Derivative Instruments and Hedging activities@ for periods beginning after June 15, 1999. SFAS No, 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. The application of the new pronouncement is not expected to have a material impact on the Company's financial statements.

      k. Basis of Presentation (unaudited financial statements) - The balance sheet at September 30, 2000 and the statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 2000 and 1999 are unaudited, but include all adjustments which in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the periods then ended. All such adjustments are of a normal recurring nature. The results of the operations for any interim periods are not necessarily indicative of results to be expected for the fiscal year.

3.    PROPERTY AND EQUIPMENT

                                              September 30,         December 31,
                                                  2000                  1999
                                              ------------          ------------
                                              (Unaudited)

      Computer equipment                     $    127,838           $    104,930

      Furniture and fixtures                       30,552                 30,553
                                             ------------           ------------
                                                  158,390                135,483

      Less: accumulated depreciation              107,081                 71,302
                                             ------------           ------------
                                             $     51,309           $     64,181
                                             ============           ============

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                              September 30,         December 31,
                                                  2000                  1999
                                              ------------          ------------
                                              (Unaudited)

      Trade payables                         $     76,643           $      8,641

      Salaries-officers                           210,558                316,121

      Payroll and related costs                   134,892                 59,832

      Other                                        23,783                 34,176
                                             ------------           ------------
                                             $    445,876           $    418,770
                                             ============           ============

5.    NOTE PAYABLE

      In September 2000, the Company borrowed $50,000 from an unrelated party. The loan was repayable on demand with interest at 10% per annum and was unsecured. In October 2000 the loan was repaid in full.

COMMON STOCK SPLIT

      In June 2000 the Company effected a 2.26 for 1 forward stock split and concurrently increased the authorized common shares to 50,000,000 shares with a par value of $.001 per share. The financial statements give retroactive effect to these transactions.

PREFERRED STOCK

      The Board of directors is authorized, to issue up to an aggregate of 3,000,000 shares of preferred stock in one or more series. The directors may fix the rights, preferences and privileges of the shares of each series. No shares have been issued as of September 30, 2000.

STOCK OPTION PLAN

      The Company approved the "2000 Stock Option Plan" in June 2000. A total of 500,000 shares of common stock is reserved for issuance. The board of directors administers the plan and has the power to determine the terms of any options granted under the plan, including the exercise price, the number of shares subject to the option, and conditions of exercise. Options granted under the plan are generally not transferable, and each option will generally be subject to a vesting schedule, but shall not be exercisable beyond 10 years from the date of the grant. The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock, the exercise price of any incentive stock option granted must be at least 110% of the fair market value on the grant date.

      The board of directors has the right to grant options pursuant to the plan whereby the holder, under the conditions of exercise, may, in lieu of payment of the exercise price in cash, surrender the option and receive a net amount of shares. The number of such shares will be based upon the fair market value of the Company's common stock at the time of the exercise of the option, after deducting the aggregate exercise price. The Company has not granted any options under the plan as of September 30, 2000.

9.       DUE TO/FROM SHAREHOLDERS

      Advances to shareholders are interest free, and unsecured. Advances from shareholders are unsecured, payable on demand and bear interest at a rate of 9% per annum commencing May 19, 2000. In June 2000, the amount of $206,427, due from shareholders at December 31, 1999 was charged to operations as additional compensation for services.

10.   COMMITMENTS AND CONTINGENCIES

      The Company is obligated under a lease of its facilities for monthly rental payments of $5,042 plus utilities and real estate taxes, through September 2002. The Company is also obligated for monthly rental payments of $4,000, under a month-to-month lease arrangement for its Pennsylvania facilities. Rent expense for the years ended December 31, 1999 and 1998 was $91,353 and $62,164, respectively.

      Future minimum annual lease payments under noncancellable operating leases are approximately, $59,000, $61,000 and $47,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

11.   REVENUE FROM MAJOR CUSTOMER

      Transactions with one customer represented approximately 78% and 98% of the revenues for the years ended December 31, 1999 and 1998, respectively.

                                INFOACTIV, INC.


                       11,604,500 Shares of Common Stock


                                   ----------

                                   PROSPECTUS

                                   ----------

                               December __, 2000

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by InfoActiv, Inc. This prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither delivery of this prospectus nor any sale of the shares of common stock hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of InfoActiv, Inc. since the date hereof.

                                   ----------

Until , 2000 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC Registration Fee                                    $   9,190
Printing and Engraving Expenses                         $  10,000 *
Legal Fees and Expenses                                 $  75,000 *
Accounting Fees and Expenses                            $  35,000 *
Transfer Agents Fees and Expenses                       $   5,000 *
Blue Sky Fees and Expenses                              $   5,000 *
Miscellaneous Expenses                                  $   5,000 *
                                                        ---------
      TOTAL                                             $ 144,190 *


* Estimated.

      The Selling Stockholders will not pay any portion of the foregoing expenses of issuance and distribution.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      InfoActiv's Certificate of Incorporation and Bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of InfoActiv's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

      InfoActiv is planning to enter into indemnification agreements with each of its current and future directors and officers which provide for indemnification of, and advancing of expenses to, such persons to the maximum extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancing of expenses are discretionary under Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of InfoActiv pursuant to the foregoing provisions, or otherwise, InfoActiv has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporation Takeover Provisions

      Section 203 of the Delaware General Corporation Law

      InfoActiv is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (InfoActiv did not make such an election) (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or, (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during t he previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of InfoActiv and therefore could discourage attempts to acquire InfoActiv.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      The sales of the securities listed below were exempt from registration under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

(1) In December 1997 we issued an aggregate of 1,367,038 shares of common stock to the following individuals for services:

      Name                                         Amount
      ----                                         ------
      Samuel Cannavo                              640,592
      Martin Le Brun                              347,343
      Kasim Mun                                   379,103

(2) In December 1997 in a transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, we issued 239,040 shares of common stock to Beth Mahoney for an aggregate purchase price of $33,335.

(3) In January 1999 we issued 185,356 shares of common stock to Robert Bankay for services.

(4) In June 2000, we issued an aggregate of 8,137,450 shares of common stock tothe individuals and in the amounts set forth below as additional compensation.

      Name                                         Amount
      ----                                         ------
      Samuel D. Cannavo                         2,668,343
      Kasim Mun                                 1,738,132
      Martin Le Brun                            2,093,618
      Kasturi Mudambi                           1,175,592
      Robert C. Bankay                            429,883
      Beth Mahoney                                 31,793
      Nisreen Mun                                      89

(4) In July through December 2000, in a private offering pursuant to Section 4(2) of the Securities Act and/or Regulation D Promulgated thereunder, we sold to accredited investors an aggregate of 10,001,875 shares of Common Stock at a purchase price of $0.16 per share.

      Name                                         Amount
      ----                                         ------
      Benitz & Partners, Ltd.                     781,250
      C.L. Capital                                781,250
      Gerald Holland                              312,500
      Fusion Fund, Inc.                         1,562,500
      Arab Commerce Bank                          468,750
      Lufeng Investments Ltd.                     156,250
      Steven Bushansky                             31,250

      Leonard Dahlgren                            156,250
      Randy Rea                                    62,500
      Tina Bennett                                 62,500
      Robert A. & Elizabeth A. Walsh               31,250
      John J. Walsh                                31,250
      William M. Walsh                             62,500
      Jeffrey S. Currier                           62,500
      John B. Smith, Jr.                          500,000
      Comp Acquisition Corp.                       93,750
      William McDonald                             31,250
      Dan Fitzgerald                               62,500
      Michael Rubin                                31,250
      Norman Carey                                 80,000
      Sheldon Janowitz                             15,625
      Jean-ne Carmichael                           78,125
      Lewis Don Moore                              46,875
      Phil Priolo                                  31,250
      Michael Kesselbrenner                     1,875,000
      Paterson Equities                           625,000
      Beechwood Partners Ltd.                     625,000
      Five Star Fund, LLC                         312,500
      Brock Chidester                              31,250
      Scott Chidester                              31,250
      Kate Edwards                                 31,250
      Dr. Michael & Elizabeth Person              468,750
      Dental Services, P.A.                       468,750

(6)   In November  2000,  we issued an aggregate  of 3,312,500  shares of Common
      Stock  to  Samuel  D.  Cannavo  in  exchange  for  the   cancellation   of
      indebtedness in the aggregate amount of $541,500.

(6) In July 2000, we issued 156,250 shares of common stock to Silverman, Collura & Chernis, P.C. for legal services.


(7) In December 2000, we issued an aggregate of 1,446,375 shares of Common Stock to the following persons for consulting services:



      Name                                         Amount
      ----                                         ------
      Lufeng Investments Ltd.                      15,000
      E.C. Lewis                                   22,000
      Christopher Price                            35,000
      C. Max Rockwell                              60,000

      Mark Angelo                                 170,000
      Hunter Singer                               170,000
      Joseph Donahue                              170,000
      Robert Farrell                              170,000
      G.A.R. Inc.                                 134,375
      Persia Consultants, Inc.                    500,000


ITEM 27. EXHIBITS

Exhibit No.       Description of Exhibit
-----------       ----------------------

3.1               Certificate of Incorporation.(1)

3.2               By-laws.(1)

4.1               Specimen certificate of Common Stock.(2)

5.1               Opinion  of  Silverman,  Collura & Chernis,  P.C.,  counsel to
                  InfoActiv, Inc.(2)

10.1 Lease dated October 1, 1997 between Mahmoud Ketabi, as landlord, and InfoActiv, Inc., as tenant.(1)

10.2              Lease   dated  April  30,  1999   between   Executive   Center
                  Associates, as landlord, and InfoActiv, Inc., as tenant.(1)

10.3 Software License and Support Agreement dated August 19, 1999 between Unisys S.R.O. and InfoActiv, Inc.(1)

10.4              Software   License    Agreement   between   Unisys   Worldwide
                  Communications and InfoActiv, Inc.(1)

10.5              2000 Stock Option Plan.(2)

23.1              Consent of  Silverman,  Collura & Chernis,  P.C.  (included in
                  Exhibit 5.1).(2)


23.2              Consent of Feldman Sherb & Co., P.C.

24.1 Power of Attorney (set forth on signature page of the Registration Statement).

27.1              Financial Data Schedule.

----------

(1)   Previously filed.

(2)   To be filed by Amendment.


b.    Financial Statement Schedules.

None.

ITEM 28. UNDERTAKINGS.

(a)   Rule 415 Offerings.

      InfoActiv hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

      (i)   Include  any  prospectus   required  by  Section   10(a)(3)  of  the
            Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b)   Request for acceleration of effective date.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of InfoActiv pursuant to the foregoing provisions, or otherwise, InfoActiv has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by InfoActiv of expenses incurred or paid by a director, officer or controlling person of InfoActiv in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, InfoActiv will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Registration Statement on this Amendment No. 1 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boston, State of Massachusetts, on December 26, 2000.


                                        INFOACTIV, INC.

                                        By:  /s/ Samuel D. Cannavo
                                           ------------------------------------
                                           Samuel D. Cannavo
                                           Chairman of the Board
                                           and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with InfoActiv and on the dates indicated.


Signature                          Title                            Date
---------                          -----                            ----


/s/ Samuel D. Cannavo    Chairman of the Board and Chief       December 26, 2000
-----------------------  Executive Officer
Samuel D. Cannavo

                         President and Chief Operating         December   , 2000
-----------------------  Officer
Kasim Mun

/s/ Martin J. Le Brun    Executive Vice President and Chief    December 26, 2000
-----------------------  Technology Officer
Martin J. Le Brun

                                  Exhibit Index

Exhibit No.       Description of Exhibit
-----------       ----------------------

3.1               Certificate of Incorporation.(1)

3.2               By-laws.(1)

4.1               Specimen certificate of Common Stock.(2)

5.1               Opinion  of  Silverman,  Collura & Chernis,  P.C.,  counsel to
                  InfoActiv, Inc.(2)

10.1 Lease dated October 1, 1997 between Mahmoud Ketabi, as landlord, and InfoActiv, Inc., as tenant.(1)

10.2              Lease   dated  April  30,  1999   between   Executive   Center
                  Associates, as landlord, and InfoActiv, Inc., as tenant.(1)

10.3 Software License and Support Agreement dated August 19, 1999 between Unisys S.R.O. and InfoActiv, Inc.(1)

10.4              Software   License    Agreement   between   Unisys   Worldwide
                  Communications and InfoActiv, Inc.(1)

10.5              2000 Stock Option Plan.(1)

23.1              Consent of  Silverman,  Collura & Chernis,  P.C.  (included in
                  Exhibit 5.1).(2)


23.2              Consent of Feldman Sherb & Co., P.C.

24.1 Power of Attorney (set forth on signature page of the Registration Statement).

27.1              Financial Data Schedule.

----------

(1)   Previously filed.

(2)   To be filed by Amendment.


b.    Financial Statement Schedules.

None.